UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 28, 2012

EQUINIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31293	77-0487526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Lagoon Drive, 4th Floor

Redwood City, California 94065

(650) 598-6000

(Addresses of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On June 28, 2012, Equinix, Inc. (“Equinix”), as borrower, the Equinix subsidiaries Equinix Operating Co., Inc., Equinix Pacific, Inc., Switch & Data Facilities Company, Inc., Switch & Data Holdings, Inc. and Equinix Services, Inc., as guarantors (the “Guarantors”), a syndicate of financial institutions, as lenders (each a “Lender” and together, the “Lenders”), Bank of America, N.A., as administrative agent, a Lender and L/C issuer, Wells Fargo Bank, National Association, as syndication agent, Barclays Bank PLC, Deutsche Bank AG New York Branch, HSBC Bank U.S.A., National Association, JPMorgan Chase Bank, N.A., The Royal Bank of Scotland PLC, and SunTrust Bank, as co-documentation agents, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as sole lead arranger and sole book manager, entered into a Credit Agreement in an aggregate principal amount of $750,000,000, comprised of (i) a $550,000,000 senior secured multi-currency revolving credit facility (the “Revolving Facility”) and (ii) a $200,000,000 senior secured term loan facility (the “Term Loan Facility” and, together with the Revolving Facility, the “Senior Credit Facility”). The Senior Credit Facility has a maturity date of June 28, 2017, subject to the satisfaction of certain conditions with respect to Equinix’s outstanding 3.00% Convertible Subordinated Notes Due 2014 and 4.75% Convertible Subordinated Notes Due 2016. Equinix may borrow, repay and reborrow amounts under the Revolving Facility until the maturity date of the Senior Credit Facility, at which time all amounts outstanding under the Revolving Facility must be repaid in full. Equinix borrowed the full $200,000,000 of commitments under the Term Loan Facility on July 3, 2012. The borrowing under the Term Loan Facility must be repaid in equal quarterly installments of $10,000,000 and, once repaid, may not be reborrowed.

Proceeds of the Senior Credit Facility were used to refinance existing indebtedness, as described further below under Item 1.02. Proceeds of the Revolving Facility shall be used for general corporate purposes. The Revolving Facility includes a $150 million sublimit for the issuance of standby letters of credit. The Revolving Facility provides for borrowings and the issuances of letters of credit in United States Dollars as well as certain foreign currencies, including Canadian Dollars, Australian Dollars, Hong Kong Dollars, Singapore Dollars, Japanese Yen, Euro, Pounds Sterling and Swiss Francs, and such other currencies as may from time to time be agreed to by the Lenders.

Borrowings under the Senior Credit Facility will bear interest at an index based on LIBOR or, at the option of Equinix, the Base Rate (defined as the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Bank of America prime rate and (c) one-month LIBOR plus 1.00%), plus, in either case, a margin based on Equinix’s consolidated senior leverage ratio. At the time of closing, (i) under the Term Loan Facility, the applicable margin for LIBOR-based borrowings was 175 basis points and the applicable margin for Base Rate borrowings was 75 basis points and (ii) under the Revolving Facility, the applicable margin for LIBOR-based borrowings was 137.5 basis points and the applicable margin for Base Rate borrowings was 37.5 basis points. A facility fee shall be payable quarterly in respect of the total amount of the Lenders’ commitments (regardless of utilization) under the Revolving Facility. Letter of credit fees shall be payable quarterly on the maximum amount available to be drawn under each letter of credit. Equinix is also required to pay certain fees to the administrative agent under the Senior Credit Facility.

The Senior Credit Facility contains customary covenants, including financial covenants which require Equinix to maintain certain financial coverage and leverage ratios and a minimum consolidated tangible net worth, as well as customary events of default. The Senior Credit Facility is secured by (i) pledges of 100% of the stock of the Guarantors and 66% of the stock of each foreign subsidiary that is directly owned by Equinix or the Guarantors and (ii) a lien on Equinix and the Guarantors’ accounts receivable.

The foregoing description of the Senior Credit Facility is only a summary and is qualified in its entirety by reference to the Senior Credit Facility, a copy of which will be filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

JPMorgan Chase Bank, N.A. and/or its affiliates has provided in the past, and may provide in the future, investment banking services to Equinix. The Royal Bank of Scotland PLC and Bank of America, N.A. and/or their respective affiliates have in the past provided lending services to Equinix.

Item 1.02. Termination of a Material Definitive Agreement

On July 3, 2012, using proceeds of the Term Loan Facility, Equinix Australia Pty Ltd., Equinix Hong Kong Limited, Equinix Singapore Pte. Ltd. and Equinix Japan K.K. (all indirect, wholly-owned subsidiaries of Equinix) prepaid in full and terminated their multi-currency credit facility agreement dated May 10, 2010. The outstanding balance of this multi-currency credit facility that was prepaid was approximately $200,000,000 in local currency equivalents.

On June 28, 2012, concurrent with the closing of the Senior Credit Facility, Equinix terminated its $150,000,000 senior unsecured revolving credit facility.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-balance Sheet Arrangement of a Registrant

Please refer to the description of the Senior Credit Facility disclosed in Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUINIX, INC.

DATE: July 5, 2012	By:	/s/ Keith D. Taylor
Keith D. Taylor Chief Financial Officer